Exhibit 10.1

HARMAN 400 ATLANTIC STREET STAMFORD, CONNECTICUT 06901 USA

January 16, 2015

Personal & Confidential

Mr. Sanjay Dhawan

[Intentionally Omitted]

Dear Sanjay:

On behalf of HARMAN International Industries, Incorporated (“HARMAN”), I am pleased to submit to you an offer for the position of EVP and President Services Division. In this capacity you will report directly to Dinesh Paliwal, Chief Executive Officer and you will be a member of the HARMAN Executive Committee. You will continue be located in your existing offices Mountain View, California. This offer provides the following:

Effective Date: Your start date will be effective upon the close of the acquisition of Symphony Teleca Corporation (the “Effective Date”). In the event such acquisition is not consummated, this employment offer letter will be automatically rescinded and will have no further force or effect.

Service Credit: Your service with Symphony Teleca Corporation before the Effective Date shall be credited for all purposes under the Harman employee benefit plans, programs and arrangements following the Effective Date.

Base Salary: Your annual base salary will be $500,000 payable in accordance with our corporate payroll schedule.

Bonus: Beginning with fiscal year 2016, you will be eligible to participate in the Management Incentive Compensation (MIC) program with a target bonus opportunity equal to 75% of your base salary and a 150% maximum. This bonus program is based upon the achievement by HARMAN and the Services Division of their business plan, as well as your achievement of personal performance goals. For the period of Jan 2015 to June 2015, your current bonus amounts (pro-rated for half year) will apply.

Long Term Incentive Program: You will be eligible to participate in HARMAN’s long-term incentive program at a level commensurate to your position. The next general grant is expected to be in September 2015. Grants at your level are comprised of, at target, 60% Performance-Vested RSU’s (“PRSUs”) and 40% Time-Vested RSU’s which cliff vest on the third anniversary of the grant date; provided that you continue to be employed by HARMAN on the vesting date and, with respect to the PRSUs, that the performance targets are met.

Car Allowance: You will receive a car allowance of $1,500 per month paid in accordance with our regular payroll schedule.

Vacation: You will be eligible for accrual of four (4) weeks of vacation annually.

Special Retention Bonus: You will be provided with a Special Retention Bonus with a total value of $4,500,000. This Special Retention Bonus will be structured as follows:

(a) $3,000,000 of the Special Retention Bonus will be paid in the form of cash based upon the achievement of Business Financial Goals which will be provided at a later date under separate cover. Following is the cash bonus opportunity for each fiscal years 2016, 2017 and 2018:

FY16 (July 1, 2015 – June 30, 2016) = $500,000

FY 17 (July 1, 2016 – June 30, 2017) = $1,250,000

FY 18 (July 1, 2017 – June 30, 2018) = $1,250,000

(b) $1,500,000 of the Special Retention Bonus will be provided in the form of time-vested RSU’s with a grant date of July 1, 2015 under the terms of HARMAN’s 2012 Stock Option and Incentive Plan. This RSU grant will vest ratably over three years, subject to your continued employment with HARMAN on each vesting date.

Severance and Change in Control Benefits:

On the Effective Date, you and HARMAN will enter into the Severance Agreement and the Change in Control Severance Agreement in the forms attached hereto as Exhibit A and Exhibit B, respectively.

Other Benefits: Additional benefits, as defined by HARMAN policy and governing plan documents, currently include medical, dental, vision, life insurance, short and long-term disability insurance, tuition reimbursement, 401(k) Retirement Savings Plan and all company-paid holidays. Eligibility to participate in these benefits commences as of your date of hire.

HARMAN will, in connection with your employment, withhold from any compensation and benefits payable to you all federal, state, city and other taxes as requested by you or that HARMAN is required to withhold pursuant to any law or government regulation or ruling.

HARMAN is not hereby offering you lifetime employment or employment for a fixed or implied period of time. Either you or HARMAN may terminate your employment at any time, with or without cause or notice. The at-will nature of your employment relationship cannot be changed except in a written document signed by you and me. Except as otherwise set forth above, upon termination of your employment, HARMAN will have no further obligations to you under this letter agreement.

Any dispute concerning termination of your employment shall be resolved by final and binding arbitration before a neutral arbitrator. The arbitrator shall be selected by mutual agreement or in accordance with the procedures of the American Arbitration Association and the employment arbitration rules of the American Arbitration Association shall apply. Such arbitration shall be conducted in Los Angeles, California or such other location as to which you and HARMAN agree. The law of California, without regard to its choice of law rules, shall govern any such dispute, and the arbitrator shall not have authority to vary or alter the terms of this letter.

You will be expected to sign HARMAN’s standard form of Invention and Secrecy Agreement on your start date.

Your acceptance of this offer and subsequent employment at HARMAN will be conditional upon HARMAN’s receipt of an acceptable background screen report which must be completed prior to your start date. Please complete and return the attached background authorization form and credit check form (if applicable) within the next three (3) business days.

Taxes. HARMAN will, in connection with your employment, withhold from any compensation and benefits payable to you all federal, state, city and other taxes as requested by you or that HARMAN is required to withhold pursuant to any law or government regulation or ruling.

At Will Nature of Employment. HARMAN is not hereby offering you lifetime employment or employment for a fixed or implied period of time. Either you or HARMAN may terminate your employment at any time, with or without cause or notice. The at-will nature of your employment relationship cannot be changed except in a written document signed by you and me. Except as otherwise set forth above, upon termination of your employment, HARMAN will have no further obligations to you under this letter agreement.

Complete Agreement. This letter constitutes the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements or representations, by or among the parties, written or oral, whether in term sheets, presentations or otherwise, which may have related to the subject matter hereof in any way, including, without limitation, the                      Agreement between you and Symphony Teleca Corporation dated                      (“Agreement”) which, at the Effective Date, shall be deemed to be terminated and of no further force or effect. For the avoidance of doubt, you hereby waive any rights you may be entitled to under the Agreement, including the right to receive severance payments thereunder, effective as of the Effective Date. You acknowledge and agree that you have been given ample opportunity to consider this letter and consult with advisers of your choosing regarding your rights generally and the terms of this letter, and have used such time as you deem appropriate to review and consider this letter prior to your execution.

You acknowledge and agree that your acceptance of this offer will violate no agreements or arrangements with other individuals or entities, or duties to your current employer. Please sign and return the original of this letter. You should retain one copy of this letter for your files.

I look forward to working with you and welcome the contributions you will bring to this outstanding company.

Best regards,

/s/ John Stacey

John Stacey

Chief Human Resources Officer

HARMAN International Industries, Incorporated

I hereby accept your offer of employment and agree to the provisions stated in this letter. I acknowledge and agree that this letter constitutes the entire agreement between HARMAN and me and supersedes all prior verbal or written agreements, arrangements or understandings pertaining to my offer of employment. I understand that I am employed at will and that my employment can be terminated at any time, with or without cause, at the option of either HARMAN or me.

I understand that I may be required to submit to a drug and alcohol screen. Refusal to submit to the drug and alcohol screen, or positive test results for drugs and/or alcohol, will result in the conditional offer of employment being withdrawn.

ACCEPTED AND AGREED:

/s/ Sanjay Dhawan	January 21, 2015
Sanjay Dhawan	Date